                                                                     EXHIBIT 2.1

                               AGREEMENT AND PLAN
                                       OF
                                     MERGER

                                  BY AND AMONG

                               FMC GOLD COMPANY,

                             MERIDIAN GOLD COMPANY,

                           MERIDIAN GOLD CANADA INC.,

                               MERIDIAN GOLD INC.

                                      AND

                                FMC CORPORATION

                                 JUNE 14, 1996


                               TABLE OF CONTENTS

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                                                                             PAGE
                                                                             ----
 ARTICLE I       THE MERGER...............................................     1
    Section 1.01 The Merger...............................................     1
    Section 1.02 Effective Time; Closing..................................     1
    Section 1.03 Effects of the Merger; Subsequent Actions................     1
    Section 1.04 Certificate of Incorporation and By-Laws of the Surviving
                 Corporation..............................................     1
    Section 1.05 Directors................................................     2
    Section 1.06 Officers.................................................     2
    Section 1.07 Conversion of Shares.....................................     2
    Section 1.08 Conversion of Mergeco Common Stock.......................     2
    Section 1.09 Outstanding Common Shares of MGI.........................     2
    Section 1.10 Exchange of Certificates.................................     2
    Section 1.11 Company Option Plan......................................     3
    Section 1.12 Consideration for MGI Shares.............................     3
    Section 1.13 Stockholders' Meeting....................................     3
    Section 1.14 Dissenting Shares........................................     3
 ARTICLE II      REPRESENTATIONS AND WARRANTIES OF THE COMPANY............     4
    Section 2.01 Organization and Qualification; Subsidiaries.............     4
    Section 2.02 Capitalization...........................................     4
    Section 2.03 Authority Relative to this Agreement.....................     4
 ARTICLE III     REPRESENTATIONS AND WARRANTIES OF FMC, MGI, MGCI AND
                 MERGECO..................................................     5
    Section 3.01 Organization and Qualification...........................     5
    Section 3.02 Authority Relative to this Agreement.....................     5
 ARTICLE IV      COVENANTS ...............................................     5
    Section 4.01 Conduct of Business of the Company.......................     5
    Section 4.02 Employee Benefit Arrangements............................     6
    Section 4.03 Directors' and Officers' Indemnification; Insurance......     6
    Section 4.04 Option Plan..............................................     6
    Section 4.05 Name Changes.............................................     7
    Section 4.06 Registration Statement/Proxy Statement...................     7
    Section 4.07 Release of FMC Guarantees................................     7
    Section 4.08 Intercompany Loan........................................     7
    Section 4.09 Listing on Stock Exchanges...............................     7
    Section 4.10 Section 338(h)(10) Election..............................     8
    Section 4.11 Tax Reimbursement........................................     8
    Section 4.12 Intercompany Indemnification.............................     8
    Section 4.13 Mutual Release...........................................     9
    Section 4.14 FMC Registration Rights..................................     9
    Section 4.15 Funding of Cash Merger Consideration.....................    13
    Section 4.16 Adjustments for Insurance and Benefits Expenses..........    13
    Section 4.17 Continuing Performance Under Registration Agreement......    14
    Section 4.18 Executive Benefit Agreements.............................    14
    Section 4.19 Option Agreement.........................................    14
    Section 4.20 MGI Director Seat........................................    14

                                      -i-
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
ARTICLE V      CONDITIONS TO CONSUMMATION OF THE MERGER.......................  14
  Section 5.01 Conditions to Each Party's Obligation to Consummate the Merger.  14
ARTICLE VI     TERMINATION; AMENDMENT.........................................  15
  Section 6.01 Termination....................................................  15
  Section 6.02 Effect of Termination..........................................  15
  Section 6.03 Amendment......................................................  15
ARTICLE VII    MISCELLANEOUS .................................................  16
  Section 7.01 Non-Survival of Representations and Warranties.................  16
  Section 7.02 Entire Agreement...............................................  16
  Section 7.03 Validity.......................................................  16
  Section 7.04 Governing Law..................................................  16
  Section 7.05 Descriptive Headings...........................................  16
  Section 7.06 Counterparts...................................................  16
  Section 7.07 Certain Definitions............................................  16
  Section 7.08 No Third Party Beneficiaries...................................  16

                               LIST OF SCHEDULES

Schedule 2.02--Capitalization
Schedule 4.02--Employee Benefits
Schedule 4.07--FMC Guarantees
Schedule 4.19--Option Formula

                         AGREEMENT AND PLAN OF MERGER

  Agreement and Plan of Merger dated as of June 14, 1996, by and among FMC Corporation, a Delaware corporation ("FMC"), Meridian Gold Inc., a Canadian corporation ("MGI"), Meridian Gold Canada Inc., a Canadian corporation and a subsidiary of MGI ("MGCI"), Meridian Gold Company, a Delaware corporation and a subsidiary of MGCI ("Mergeco"), and FMC Gold Company (the "Company"), a Delaware corporation in which FMC owns an 80% equity interest.

  Whereas, the respective Boards of Directors of FMC, MGI, MGCI, Mergeco and the Company have approved the merger of Mergeco into the Company and the other transactions contemplated hereby on the terms and subject to the conditions set forth herein;

  Whereas, in furtherance thereof, upon the terms and subject to the conditions of this Agreement, (i) Mergeco would be merged (the "Merger") with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and (ii) each share of common stock, par value US$.01 per share, of the Company (collectively, the "Shares"), issued and outstanding immediately prior to the Effective Time would, except as otherwise expressly provided herein, be converted into the right to receive the Merger Consideration.

  Now, Therefore, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, FMC, MGI, MGCI, Mergeco and the Company agree as follows:

                                   ARTICLE I

                                  THE MERGER

  Section 1.01 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the DGCL, at the Effective Time Mergeco shall be merged with and into the Company. As of and following the Effective Time, the separate corporate existence of Mergeco shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

  Section 1.02 Effective Time; Closing. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article V, the Company shall execute in the manner required by the DGCL and deliver to the Secretary of State of the State of Delaware a duly executed and verified certificate of merger, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is referred to as the "Effective Time." Prior to such filing, a closing (the "Closing") shall be held at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois 60601, or such other place as the parties hereto shall agree, for the purpose of confirming the satisfaction or waiver of the conditions set forth in Article
V. The date on which the Closing occurs is referred to herein as the "Closing Date."

  Section 1.03 Effects of the Merger; Subsequent Actions. The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto and any other applicable laws, at the Effective Time, all properties, rights, privileges, powers and franchises of the Company and Mergeco shall vest in the Surviving Corporation, and all debts, liabilities, restrictions, disabilities and duties of the Company and Mergeco shall become debts, liabilities, restrictions, disabilities and duties of the Surviving Corporation.

  Section 1.04 Certificate of Incorporation and By-Laws of the Surviving Corporation.

    (a) The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and hereof and applicable law; provided, however, that the name of the Surviving Corporation shall, in accordance with the provisions hereof (including Section 4.05 below) and applicable law, be changed to "Meridian Gold Company" prior to the Effective Time.

    (b) The By-Laws of the Company in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and hereof and applicable law.

  Section 1.05 Directors. Subject to applicable law, the directors of Mergeco immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

  Section 1.06 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal (it being understood that certain officers of the Company who are employees of FMC shall resign at or prior to the Effective Time).

  Section 1.07 Conversion of Shares. Subject to Section 1.14 below, at the Effective Time, by virtue of the Merger and without any action on the part of FMC, MGI, MGCI, Mergeco, the Company or the holders of the following securities, each Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into the right to receive the Merger Consideration. Such Shares (other than Dissenting Shares) shall be cancelled by virtue of the Merger. As used herein, "Merger Consideration" means one common share of MGI, without par value, together with an amount in cash equal to US$.02.

  Section 1.08 Conversion of Mergeco Common Stock. At the Effective Time, each share of common stock, par value US$.01 per share, of Mergeco issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

  Section 1.09 Outstanding Common Shares of MGI. All of the common shares of MGI outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be cancelled as of the Effective Time.

  Section 1.10 Exchange of Certificates.


    (a) Prior to the Effective Time, MGI shall designate The Trust Company of Bank of Montreal to act as exchange agent (the "Exchange Agent") in effecting the exchange for the Merger Consideration of certificates (the "Certificates") that, prior to the Effective Time, represented Shares. Upon the surrender of each such Certificate formerly representing Shares, together with a properly completed letter of transmittal described in
  Section 1.10(d) below, the Exchange Agent shall (i) issue in respect thereof a common share certificate of MGI representing the non-cash portion of the Merger Consideration (a "MGI Certificate") and (ii) pay the holder of such Certificate the cash portion of the Merger Consideration multiplied by the number of Shares formerly represented by each such Certificate, in exchange therefor, and each such Certificate shall forthwith be cancelled. Until so surrendered and exchanged, each such Certificate (other than Certificates representing Dissenting Shares) shall represent solely the right to receive the Merger Consideration. No interest shall be paid or accrue on the cash portion of the Merger Consideration. If the Merger Consideration (whether the cash or non-cash portion or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing Shares surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Certificate so surrendered shall be properly endorsed or accompanied by a stock power and shall otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not applicable.

    (b) Prior to the Effective Time, MGI shall deposit, or cause to be deposited, in trust with the Exchange Agent the aggregate cash portion of the Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to Section 1.07 hereof; provided, however, that no such deposit shall relieve MGI of its obligation to pay the Merger Consideration pursuant to Section 1.07.

    (c) The cash portion of the Merger Consideration shall be invested by the Exchange Agent as directed by MGI; provided, however, that no loss on investment made pursuant to this Section 1.10(c) shall relieve MGI of its obligation to pay the Merger Consideration pursuant to Section 1.07.

    (d) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of Certificates that immediately prior to the Effective Time represented Shares a letter of transmittal and instructions for use in surrendering such Certificates and receiving the Merger Consideration in exchange therefor.

    (e) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Shares. If, after the Effective Time, Certificates formerly representing Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Section 1.10, subject to applicable law in the case of Dissenting Shares.

    (f) Promptly following the date which is six months after the Effective Time, the Exchange Agent shall deliver to MGI all cash and documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing Shares may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without any interest thereon.

  Section 1.11 Company Option Plan. Effective as of the Effective Time, each outstanding option (an "Option") issued, awarded or granted pursuant to the Company's 1988 Long-Term Incentive Compensation Plan (the "Option Plan") to purchase Shares will be converted by FMC Gold and MGI into an option to purchase an equivalent number of common shares of MGI.

  Section 1.12 Consideration for MGI Shares. Effective as of the Effective Time, MGCI, in consideration for MGI's issuance of the Merger Consideration, shall issue 99 common shares and 100,000 preferred shares of MGCI to MGI. Effective as of the Effective Time, the Surviving Corporation, in consideration for MGCI's issuance of 99 common shares and 100,000 preferred shares of MGCI to MGI, shall issue 99 shares of the Surviving Corporation's common stock and 100,000 shares of its preferred stock to MGCI.

  Section 1.13 Stockholders' Meeting.

    (a) The Company, acting through its Board of Directors (the "Board"), shall, in accordance with the DGCL:

      (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Stockholders' Meeting") as soon as practicable following the date hereof for the purpose of considering and taking action upon this Agreement; and

      (ii) subject to Section 4.06 below, prepare and file with the Securities and Exchange Commission (the "SEC") a preliminary proxy or information statement relating to the Merger and this Agreement and use all reasonable efforts (x) to obtain and furnish the information required by the SEC to be included in the Proxy Statement and, after consultation with FMC and MGI, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Proxy Statement") to be mailed to its stockholders and (y) to obtain the necessary approvals of the Merger and this Agreement by its stockholders.

    (b) At the Stockholders' Meeting, FMC intends to vote (and intends to cause its affiliates to vote), all of the Shares (if any) then owned by them (or their respective affiliates) in favor of the approval of the Merger and the adoption of this Agreement.

  Section 1.14 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Section 262 of the DGCL ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration as provided in
Section 1.07, unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, if any, to which such holder is entitled, without interest or dividends thereon. The Company shall give FMC and MGI prompt notice of any demands received by the Company for appraisal of Shares and, prior to the Effective Time, FMC and MGI shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of FMC and MGI, make any payment with respect to, or settle or offer to settle, any such demands.

  From and after the Effective Time, MGI and the Surviving Corporation may make any payment with respect to, or settle or offer to settle, any such demands without the prior written consent of FMC (it being understood that MGI and the Surviving Corporation shall bear 100% of the amount of any such payment or settlement). FMC shall pay to MGI or the Surviving Corporation, promptly following the consummation of any such settlement and the receipt by FMC of a proper accounting therefor, an amount equal to 50% of the expenses (including the reasonable fees and expenses of attorneys and any experts) incurred directly by MGI or the Surviving Corporation, as applicable, in connection with the settlement of such demands; provided, however, that in no event shall such payment (i) include amounts paid or payable in consideration for Dissenting Shares or to any holder thereof or (ii) exceed $100,000 in the aggregate with respect to all Dissenting Shares.

                                  ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company represents and warrants that, except as set forth in any Schedule hereto, the statements contained in this Article II are correct and complete as of the date of this Agreement.

  Section 2.01 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

  Section 2.02 Capitalization. The authorized capital stock of the Company consists of 150,000,000 Shares and 100,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock"). As of the close of business on June 12, 1996, 73,571,495 Shares were issued and outstanding. As of the close of business on June 12, 1996, there were no shares of Preferred Stock issued and outstanding. The Company has no shares reserved for issuance, except that, as of June 12, 1996, there were 957,500 Shares reserved for issuance pursuant to outstanding Options under the Option Plan. The Company has no options to purchase Shares outstanding other than as set forth on Schedule 2.02. Since May 1, 1996, the Company has not issued any shares of capital stock except pursuant to the exercise of Options outstanding as of such date.

  Section 2.03 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the Board and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of the Merger and this Agreement by the affirmative vote of the holders of a majority of the Shares then outstanding). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by FMC, MGI, MGCI and Mergeco, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES
                         OF FMC, MGI, MGCI AND MERGECO

  FMC, MGI, MGCI and Mergeco represent and warrant that the statements contained in this Article III are correct and complete as of the date of this Agreement insofar as such statements pertain to such Person.

  Section 3.01 Organization and Qualification. FMC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. MGI is a corporation duly organized, validly existing and in good standing under the laws of Canada. MGCI is a corporation duly organized, validly existing and in good standing under the laws of Canada. Mergeco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

  Section 3.02 Authority Relative to this Agreement. Each of FMC, MGI, MGCI and Mergeco has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by FMC, MGI, MGCI and Mergeco and the consummation by FMC, MGI, MGCI and Mergeco of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of FMC, MGI, MGCI and Mergeco and no other corporate proceedings on the part of FMC, MGI, MGCI or Mergeco are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby, other than the approval of this Agreement and the transactions contemplated hereby by the stockholders of Mergeco. This Agreement has been duly executed and delivered by each of FMC, MGI, MGCI and Mergeco and, assuming the due and valid authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of FMC, MGI, MGCI and Mergeco enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

                                  ARTICLE IV

                                   COVENANTS

  Section 4.01 Conduct of Business of the Company. Except as contemplated by this Agreement or with the prior consent of MGI, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of its Subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and will use its reasonable efforts, and will cause each of its Subsidiaries to use its reasonable efforts, to preserve intact the business organization of the Company and each of its Subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the good will of those having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement, the Company will not, and will not permit any of its Subsidiaries to, prior to the Effective Time, without the prior written consent of MGI:

    (a) adopt any amendment to its Certificate of Incorporation or By-laws or comparable organizational documents;

    (b) except for issuances of capital stock of the Company's Subsidiaries to the Company or a wholly-owned Subsidiary of the Company, issue, reissue, pledge or sell, or authorize the issuance, reissuance, pledge or sale of
  (i) additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of Shares, in accordance with the terms of the instruments governing such issuance on the date hereof, pursuant to the exercise of Options outstanding on the date hereof, or (ii) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

    (c) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between the Company and any of its wholly-owned Subsidiaries; or

    (d) agree in writing or otherwise to take any of the foregoing actions prohibited under Section 4.01 or any action which would cause any representation or warranty of the Company in this Agreement to be or become untrue or incorrect in any material respect.

  Section 4.02 Employee Benefit Arrangements. FMC and MGI hereby agree to the provisions set forth on Schedule 4.02 hereto relating to the provision of employee benefits and other related employee matters.

  Section 4.03 Directors' and Officers' Indemnification; Insurance.

    (a) From and after the Effective Time, MGI shall indemnify and hold harmless each person who is, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (collectively, the "Indemnified Parties" and individually, the "Indemnified Party") against all losses, liabilities, expenses, claims or damages in connection with any claim, suit, action, proceeding or investigation based in whole or in part on the fact that such Indemnified Party is or was a director or officer of the Company or any of its Subsidiaries and arising out of acts or omissions occurring prior to and including the Effective Time (including but not limited to the transactions contemplated by this Agreement) to the fullest extent permitted by applicable law, for a period of not less than six years following the Effective Time; provided, however, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

    (b) MGI shall cause the Certificate of Incorporation and By-Laws of the Surviving Corporation and its Subsidiaries to include provisions for the limitation of liability of directors and indemnification of the Indemnified Parties to the fullest extent permitted under applicable law and shall not permit the amendment of such provisions in any manner adverse to the Indemnified Parties, as the case may be, without the prior written consent of such persons, for a period of six years from and after the date hereof.

    (c) Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by this Agreement, occurring prior to, and including, the Effective Time, MGI will pay as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. MGI shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 4.03 or any action involving an Indemnified Party resulting from the transactions contemplated by this Agreement.

    (d) Any determination to be made as to whether any Indemnified Party has met any standard of conduct imposed by law shall be made by legal counsel reasonably acceptable to such Indemnified Party, MGI and the Surviving Corporation, retained at MGI's and the Surviving Corporation's expense.

    (e) This Section 4.03 is intended to benefit the Indemnified Parties and their respective heirs, executors and personal representatives and shall be binding on the successors and assigns of MGI, Mergeco and the Surviving Corporation.

    (f) Nothing contained in this Section 4.03 shall limit the obligations contained in the provisions of Section 4.12 below.

  Section 4.04 Option Plan. Subject to the provisions of Section 1.11 above, at the Effective Time, the Option Plan shall be cancelled and terminated. Prior to the effective time of the registration statement contemplated by
Section 4.06 below, MGI shall adopt an option plan providing benefits substantially similar to those provided under the Option Plan, and all options granted pursuant to Section 1.11 above shall be subject to and governed by the terms of such new option plan and any option agreements executed pursuant thereto.

  Section 4.05 Name Changes. No later than immediately prior to the Merger (or, in the case of the Company, in connection with the Merger, and in the case of those Subsidiaries organized under the laws of countries other than the United States, within 30 days after the Effective Time), the Company shall, and shall cause its Subsidiaries to, delete "FMC" from their respective company names and shall initiate all necessary legal filings with the appropriate local Government Entities to effectuate a name change to a new name that does not contain FMC or a name confusingly similar to FMC. In addition, as soon as possible following the Merger, the Company and its Subsidiaries will replace their current names, which include FMC, with their new company names on all stationary, business cards, real and personal property, directories, labels, advertising and promotional material and any and all applications, registrations or other documents filed or to be filed with international, national and local governmental offices, agencies or authorities in any country.

  Section 4.06 Registration Statement/Proxy Statement.

    (a) MGI and the Company shall jointly prepare and file with the SEC as soon as practicable after the date hereof a Registration Statement (the "Registration Statement") on Form S-4 under the Securities Act of 1933, as amended, with respect to the Merger Consideration issuable in the Merger and this Agreement, which Registration Statement shall also serve as the "Proxy Statement" for purposes of obtaining the approval of the Company's stockholders to this Agreement. MGI and the Company shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. MGI and the Company shall use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and FMC will pay all expenses incident thereto. The Registration Statement, when declared effective by the SEC, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (b) The Company, FMC, MGI and Mergeco shall cooperate with one another in the preparation and filing of the Registration Statement and shall use their reasonable best efforts to promptly obtain and furnish the information required to be included in the Registration Statement and to respond promptly to any comments or requests made by the SEC with respect to the Registration Statement. Each party hereto shall promptly notify the other parties of the receipt of comments of, or any requests by, the SEC with respect to the Registration Statement and shall promptly supply the other parties with copies of all correspondence between such party (or its representatives) and the SEC (or its staff) relating thereto. The Company FMC, MGI and Mergeco each agrees to correct any information provided by it for use in the Registration Statement which shall have become, or is, false or misleading.

    (c) As soon as possible after completion of review of the Proxy Statement by the SEC, the Company shall mail the Proxy Statement to its stockholders who are entitled to vote at the Stockholders' Meeting. Subject to the fiduciary obligations of the Board under applicable law and the DGCL, the Proxy Statement shall contain the recommendation of the Board that the stockholders of the Company adopt this Agreement and the Merger.

  Section 4.07 Release of FMC Guarantees. The Company hereby agrees to remise, release and discharge, or cause the remise, release and discharge of, all guarantees, demands, reimbursement or other obligations, reclamation bonds and promises owing by FMC in respect of the Company's obligations described on
Schedule 4.07 hereto (the "FMC Guarantees") prior to the Effective Time. This release shall be binding on each of the Company's successors and assigns and all those claiming through or under the Company and shall inure to the benefit of each of FMC and its successors and assigns.

  Section 4.08 Intercompany Loan. FMC and its Subsidiaries (other than the Company and its Subsidiaries) shall repay in full all outstanding intercompany obligations for borrowed money between any of them and the Company or any of its Subsidiaries at the Effective Time.

  Section 4.09 Listing on Stock Exchanges. FMC, the Company, MGI and Mergeco shall prepare and submit to the New York Stock Exchange and The Toronto Stock Exchange any necessary documents covering the common shares of MGI included in the Merger Consideration to be issued in connection with the Merger and shall use their best efforts to obtain, prior to the Effective Time, approval for the listing of such common shares of MGI upon official notice of issuance.

  Section 4.10 Section 338(h)(10) Election. FMC and MGCI agree to timely make a joint election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (and any corresponding elections under state, local or foreign tax law, including any elections corresponding to (S) 338(g)) (collectively, a "Section 338(h)(10) Election"), with respect to the Company and any Subsidiaries of the Company. FMC will pay and be responsible for any taxes, including any liability of the Company resulting from the application to it of Treasury Regulation (S) 1.338(h)(10)-1(e)(5), attributable to the making of the Section 338(h)(10) Election.

  Section 4.11 Tax Reimbursement. FMC hereby agrees that any holder of Shares who held Shares immediately prior to the first public announcement of the Merger on May 3, 1996 (the "Public Announcement Date") and who continued to hold such Shares immediately prior to the Effective Time (any Shares meeting such criteria being referred to herein as "Eligible Shares") and who presents a Tax Request to FMC within twelve months following the Effective Time shall be compensated by FMC for such holder's tax liability resulting solely from the Merger to the extent provided in this Section 4.11. Such compensation shall be in an amount with respect to each Eligible Share held by such holder immediately prior to the Effective Time equal to the product of (a) 0.31 and
(b) the difference, if positive, between (i) the fair market value as of the Effective Time of such Eligible Share (as determined in good faith by FMC) and
(ii) such holder's demonstrated tax basis in such Eligible Share. For purposes of this Section 4.11, the term "Tax Request" shall mean a formal written request by any holder of Eligible Shares accompanied by (A) a certification under penalty of perjury setting forth (i) the number of Eligible Shares held by such holder immediately prior to the Effective Time, (ii) the tax basis of such holder in such Eligible Shares and (iii) a statement that such holder has incurred income tax liability on the gain realized with respect to the Eligible Shares solely as a result of the Merger, and (B) a confirmation of the purchase of such Eligible Shares in a bona fide transaction prior to the Public Announcement Date and/or such other supporting documentation that FMC or its agent may reasonably request.

  Section 4.12 Intercompany Indemnification.

    (a) Indemnification by FMC. FMC shall indemnify MGI and the Surviving Corporation and each of their respective controlled affiliates, officers and directors (in their capacities as such) and hold them harmless from any loss, liability, damage or expense (including reasonable legal fees and expenses) ("Losses") suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any covenant of FMC contained in this Agreement requiring performance after the Effective Time, (ii) all Losses of MGI, the Surviving Corporation and their respective affiliates arising directly or indirectly out of the operation of FMC's business (excluding the businesses of the Company and its affiliates and their respective predecessors), before or after the Effective Time, and (iii) the formulation, negotiation, approval, ratification, implementation or consummation of the Merger and the Concurrent Offering or any elements thereof (provided, however, that such indemnification shall not apply to Losses arising out of the negligence of MGI, the Company, the Surviving Corporation or any other such indemnified party).

    (b) Indemnification by MGI and the Surviving Corporation. MGI and the Surviving Corporation shall jointly and severally indemnify FMC and each of FMC's affiliates (other than the Company and its controlled affiliates), officers and directors (in their capacities as such) against and hold them harmless from any Losses suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any covenant of MGI or the Surviving Corporation contained in this Agreement requiring performance after the Effective Time and (ii) all Losses of FMC and its affiliates arising directly or indirectly out of the operation of the businesses of the Company, MGI and the Surviving Corporation and their affiliates (other than FMC and its other affiliates), before or after the Effective Time; provided, however, that such indemnification shall not apply to any Losses arising out of the intentional fraud or willful recklessness of the Person seeking indemnification, and provided further, that, in respect of clause
  (ii) above, such indemnification shall not apply to indemnify FMC for any Losses that FMC might incur as a result of its allocable share of any Losses of the Company or MGI based on its ownership of shares in the Company or as a result of out-of-pocket expenses incurred by FMC in connection with its status as an investor in the Company or MGI.
  .

    (c) Procedures Relating to Indemnification. In order for a party (the "indemnified party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any person, firm, governmental authority or corporation against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim as promptly as reasonably possible after receipt by such indemnified party of notice of the Third Party Claim; provided, however, that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, within five business days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

  Section 4.13 Mutual Release. Except as otherwise specifically set forth in this Agreement, effective as of the Effective Time:

    (a) MGI and the Company hereby unconditionally and irrevocably release and discharge FMC, its Subsidiaries (other than the Company and its controlled affiliates), affiliates, successors and assigns and their respective directors, officers, employees and representatives (collectively, the "FMC Released Parties") from and against any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, liabilities, covenants, contracts, controversies, agreements, promises, damages, judgments, claims and demands of whatever nature that MGI, the Company, MGI's and the Company's Subsidiaries, affiliates, successors and assigns and their respective directors, officers, employees and representatives (collectively, the "MGI Released Parties") ever had, now have or hereafter may or shall have that arise from, are related to, connected with or that concern (i) the business or operations of the Company or any of its Subsidiaries or affiliates, (ii) any business operations or activities conducted under the name "FMC Gold" (or variations thereof) not conducted through such entities, (iii) the Merger or (iv) the other transactions contemplated by this Agreement, other than with respect to the intercompany obligations referenced in Section 4.08; provided, however, that such release shall not apply to any claims that are finally adjudicated primarily to have resulted from or arisen out of intentional fraud on the part of FMC.

    (b) FMC hereby unconditionally and irrevocably releases and discharges the MGI Released Parties from and against any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, liabilities, covenants, contracts, controversies, agreements, promises, damages, judgments, claims and demands of whatever nature that the FMC Released Parties ever had, now have or hereafter may or shall have that arise from, are related to, connected with or that concern (i) the business or operations of the Company or any of its Subsidiaries or affiliates, (ii) any business operations or activities conducted under the name "FMC Gold" (or variations thereof) not conducted through such entities, (iii) the Merger or (iv) the other transactions contemplated by this Agreement, other than with respect to any supply agreements, purchase orders, trade payables and similar claims or agreements pursuant to which any of the MGI Released Parties has an obligation to an FMC Released Party; provided, however, that such release shall not apply to any claims that are finally adjudicated primarily to have resulted from or arisen out of intentional fraud on the part of MGI or the Company.

  Section 4.14 FMC Registration Rights.

    (a) Definitions. For the purposes of this Section 4.14 the following terms shall have the following meanings:

      "Form S-3" or "Form F-3," as appropriate, means such form under the Securities Act of 1933 (the "Act") as in effect on the date hereof or any registration form subsequently adopted under the Act which similarly permits inclusion or incorporation of substantial information by reference to other documents filed by MGI with the SEC.

      "Register" "registration" and "registered" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

      "Registrable Securities" means (i) the common shares of MGI issued to FMC pursuant to the Merger and (ii) any common shares of MGI issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, such common shares of MGI, excluding in all cases, however, any Registrable Securities sold in any transaction in which the rights under this
    Section 4.14 are not assigned.

    (b) Expenses. FMC will pay all expenses incident to MGI's performance of or compliance with this Section 4.14, including, without limitation, all registration and filing fees, all fees and expenses of complying with state securities or "blue sky" laws (including reasonable fees and disbursements of underwriters' counsel in connection with any "blue sky" memorandum or survey), all printing expenses, all listing and other fees associated with the actions contemplated by Section 4.14(c)(vi) hereof, all registrars' and transfer agents' fees and all fees and disbursements of MGI's counsel and independent public accountants, but excluding underwriting discounts, commissions, fees or other compensation.

    (c) Obligations of MGI. MGI will, during the two-year period following the Closing Date:

      (i) Thirty days following delivery of written notice by FMC to MGI,
    (A) prepare and file with the SEC a registration statement on Form S-3 or Form F-3, as appropriate, or (B) if MGI has not qualified for use of Form S-3 or Form F-3 by such date, prepare and file a registration statement on Form S-1 or Form F-1, as appropriate (the registration statement in clauses (A) and (B) being referred to herein as the "MGI Registration Statement"), with respect to the Registrable Securities not sold in the Concurrent Offering and use its best efforts to cause such MGI Registration Statement to become effective (it being understood that MGI shall not be obligated to prepare and file any such registration statement for fewer than 1,000,000 Registrable Securities).

      (ii) Until the expiration of two years after the Effective Time or, if sooner, such time as all Registrable Securities have been disposed of in accordance with the intended method of disposition by FMC set forth in the Concurrent Offering and the MGI Registration Statement, use its best efforts, subject to the receipt of any necessary information from FMC and any of its underwriters, to prepare and file, promptly, with the SEC (A) such amendments and supplements to such MGI Registration Statement and the prospectus used in connection therewith as may be necessary to keep such MGI Registration Statement effective and to comply with the provisions of the Act applicable to MGI with respect to the disposition of all Registrable Securities and other securities covered by such MGI Registration Statement, if any, and (B) all documents required by, and in compliance with, the Securities Exchange Act of 1934, as amended (the "1934 Act"), and all such amendments, supplements and documents shall be complete and accurate in all material respects and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      (iii) Furnish to FMC such number of conformed copies as FMC may reasonably request of such MGI Registration Statement and of each such amendment and supplement thereto; such number of copies of the prospectus and any supplements thereto included in such MGI Registration Statement (including each preliminary prospectus and any summary prospectus) as FMC may reasonably request, in conformity with the requirements of the Act; such documents incorporated by reference in such MGI Registration Statement or prospectus as FMC may reasonably request; such other documents as FMC may reasonably request in order to facilitate the sale or disposition of such Registrable Securities; and such number of copies of the MGI Registration Statement, amendments, supplements, prospectus and documents as any underwriter may reasonably request.

      (iv) Use its best efforts to register or qualify or otherwise clear the sale of the Registrable Securities under such other securities or "blue sky" laws of such United States jurisdictions as FMC or any underwriter shall reasonably request to enable FMC or any underwriter to consummate the disposition in such jurisdictions of its Registrable Securities covered by such MGI Registration Statement, except that MGI shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, or to subject itself to taxation in any such jurisdiction where it would not otherwise be subject to such taxation, or to consent to general service of process in any such jurisdiction.

      (v) Promptly notify FMC at any time when a prospectus relating to the Registrable Securities is being used or is required to be delivered under the Act, of the occurrence of any event of which MGI is aware as a result of which the prospectus included in the MGI Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and, if it is necessary to amend or supplement such prospectus to comply with the law, promptly prepare and file, if necessary, with the SEC such amendment or supplement, and furnish to FMC a reasonable number of copies of such supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus, as amended or supplemented, will comply with the law.

      (vi) Use its best efforts to list the Registrable Securities on any national securities exchange on which common shares of MGI are then listed, if such securities are not already so listed and if such listing is then permitted under the rules of such exchange, and provide a transfer agent and registrar for such Registrable Securities not later than the effective date of such MGI Registration Statement.

      (vii) Issue to any underwriter to which FMC may sell any Registrable Securities in connection with such registration (and to any direct or indirect transferee of any such underwriter or to such holder, if such registered offering is not underwritten) certificates evidencing the Registrable Securities without any legend restricting the transferability of the Registrable Securities.

      (vii) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering; provided that MGI shall have no obligation to enter into any "holdback" arrangement. FMC and the underwriters shall also enter into and perform their obligations under such an agreement.

      (ix) At the request of FMC, furnish on the date that Registrable Securities are delivered for sale in connection with any public offering (A) an opinion, dated such date, of the counsel representing MGI for the purposes of such offering, in form and substance as is customarily given in a public offering, and (B) a letter dated such date, from the independent auditors of MGI, in form and substance as is customarily given by independent auditors in a public offering.

      (x) Provide executive personnel (selected by MGI) as reasonably requested in connection with FMC's efforts to market the Registrable Securities and to participate as reasonably requested in any "roadshow" that the underwriters organize in connection with any offering of Registrable Securities or securities exchangeable into Registrable Securities.

    (d) Furnish Information. It shall be a condition precedent to the obligations of MGI to take any action pursuant to this Section 4.14 that FMC shall furnish to MGI such information regarding itself, the Registrable Securities held by it and the intended method of disposition of such securities as shall be reasonably required to effect the registration of the Registrable Securities and to enable the MGI to comply with its other obligations under this Section 4.14 and shall execute such documents in connection therewith as MGI may reasonably request. In addition, FMC shall promptly take any and all actions reasonably requested by MGI to enable MGI to comply with its obligations under this Section 4.14.

    (e) Preparation; Reasonable Investigation. In connection with the preparation and filing of the MGI Registration Statement registering Registrable Securities under the Act, MGI will give FMC and its affiliates and their underwriters, if any, and their respective counsel and accountants, reasonable opportunity to participate in the preparation of such MGI Registration Statement, each prospectus included therein or filed with the SEC, and each amendment thereof or supplement thereto (excluding any documents filed under the

  1934 Act which are incorporated by reference in the MGI Registration Statement), and will afford FMC and its affiliates, underwriters, counsel and accountants reasonable access to MGI's records and personnel.

    (f) Notice of Event from MGI. FMC agrees that, upon receipt of any notice from MGI of the happening of any event of the kind described in Section 4.14(c)(v) hereof, FMC will forthwith discontinue disposition of Registrable Securities until receipt of the copies of an appropriate supplement or amendment to the relevant prospectus.

    (g) Notice of Event from FMC. FMC shall promptly notify MGI at any time when a prospectus is being used or is required to be delivered by the Act of the occurrence of any event of which FMC is aware relating to FMC, the Registrable Securities or the plans for the proposed distribution thereof which requires the preparation of an appropriate supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of Registrable Securities, such prospectus will not contain an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and MGI will promptly make available to FMC any such supplement or amendment to such prospectus. FMC also agrees that, upon delivery of any notice by it of the happening of any event of the kind described in the preceding sentence of this paragraph, FMC will forthwith discontinue disposition of Registrable Securities pursuant to such prospectus until FMC's receipt of the copies of the supplement or amendment to such prospectus contemplated by this paragraph.

    (h) Indemnification.

      (i) MGI will indemnify and hold harmless FMC, the directors and officers of FMC, any underwriter (as defined in the Act) for FMC, and each person, if any, who controls FMC or the underwriter within the meaning of the Act or the 1934 Act against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon: (A) any untrue statement or alleged untrue statement of a material fact contained in the MGI Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto,
    (B) the omission or alleged omission to state therein a material fact required to be stated therein, or (C) any violation or alleged violation of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law (subsections (A), (B) and (C) being collectively referred to as a "Violation"), in each case to the extent relating to events or circumstances occurring from and after the Effective Time; and MGI will reimburse FMC, any such director or officer, underwriter for FMC or controlling person for any reasonable legal or of other expenses as incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 4.14(h)(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of MGI, which consent shall not be unreasonably withheld, nor shall MGI be liable in any such case for any such loss, claim, damage, liability or action to the extent that such loss, claim, damage, liability or action (x) arises out of the negligence of FMC or any other indemnified party, (y) arises out of or is based upon information furnished in writing to MGI by or on behalf of FMC or any underwriter for FMC expressly for use in connection with such registration, or (z) results from the failure to send or give a copy of the current prospectus to the person asserting such loss, claim, damage, liability or action at or prior to the written confirmation of the sale of Registrable Securities to such person.

      (ii) FMC will indemnify and hold harmless MGI, each of its directors and officers who have signed the MGI Registration Statement, and each person, if any, who controls MGI within the meaning of the Act or the 1934 Act against any losses, claim, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (x) information furnished in writing to MGI by or on behalf of FMC or any underwriter for FMC expressly for use in connection with such registration, (y) the failure to send or give a copy of the current prospectus to the person asserting such loss, claim, damage, liability or action at or prior to the written confirmation of the sale of Registrable Securities to such person, or (z) a Violation to the extent relating to events or circumstances occurring prior to the Effective Time; and FMC will reimburse any reasonable legal or other expenses as incurred by MGI or any such director, officer or controlling person, in connection with investigating or defending any such loss, claim, damage, liability or action if such settlement is effected without the consent of FMC, which consent shall not be unreasonably withheld; provided, however, that the indemnity agreement contained in this
    Section 4.14(h)(ii) shall not apply to any loss, claim, damage, liability or action to the extent that it arises out of the negligence of MGI, the Surviving Corporation or any other indemnified party; and provided, further, that FMC shall be liable under this Section 4.14(h)(ii) for only that amount of losses, claims, damages and liabilities as does not exceed the net proceeds to FMC as a result of such registration.

      (iii) Promptly after receipt by an indemnified party under this
    Section 4.14(h) of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this
    Section 4.14(h), deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if, in the opinion of counsel for the indemnifying party, representation of such indemnified party by counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this
    Section 4.14(h) to the extent prejudicial to its ability to defend such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise that under this Section 4.14(h). It is understood that the indemnifying party shall not, in connection with any proceeding or related actions or proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for the indemnified persons, which firm shall be designated in writing by whichever of MGI or FMC is an indemnified person.

    (i) Right of MGI to Postpone Offering. MGI will be entitled for a reasonable period of time, which in no event will exceed 45 days from the date of delivery of the certificate specified in clause (ii) below, to postpone any offering being made or proposed to be made pursuant to the MGI Registration Statement if MGI (i) determines, in its reasonable judgment, that the sale of Registrable Securities pursuant to the MGI Registration Statement (or any public disclosure that would be necessary or advisable in connection with such sale) would materially interfere with any pending or proposed acquisition, corporate reorganization or other material transaction involving MGI or the Surviving Corporation or would require MGI to make either necessary or advisable public disclosure of information, the disclosure of which would have a material adverse effect on MGI and (ii) gives FMC a certificate signed by an officer of MGI setting forth such determination within ten business days of receipt of the notice required by
  Section 4.14(c)(i) above. FMC may not deliver a subsequent notice during the period of any such postponement, and MGI may request a postponement only once during the two-year period following the Closing Date. In addition, MGI may not proceed with an underwritten public offering of its common shares, or securities exchangeable for or convertible into its common shares, during such period of postponement.

  Section 4.15 Funding of Cash Merger Consideration. Promptly after the Effective Time, MGI shall borrow sufficient funds under available credit facilities to satisfy its obligations to pay the aggregate amount of the cash portion of the Merger Consideration to holders of Shares pursuant to Section
1.10 above.

  Section 4.16 Adjustments for Insurance and Benefits Expenses. The parties acknowledge that, as a result of the termination of the Management Services Agreement as described in Section 5.01(g) below, except to the extent provided in the Transition Services Agreement contemplated by Section 5.01(g), FMC will no longer provide certain administrative services, including insurance and benefits administration, to the Company and its employees. In this connection, as of the Effective Time, MGI and the Surviving Corporation will assume, be solely responsible for, and thereafter pay all obligations and liabilities with respect to (i) workers' compensation, general and product liability, directors' and officers' and automobile liability insurance, (ii) medical and dental coverage for active employees and (iii) in accordance with
Section 4.02 above, pension liabilities, including, with respect to clauses
(i) and (ii) above only, all such liabilities that FMC has accrued and as to which FMC has established reserves. In addition, FMC will make certain payments as determined in accordance with Schedule 4.02.

  Section 4.17 Continuing Performance Under Registration Agreement. MGI, the Surviving Corporation and FMC agree that in the Merger the Surviving Corporation will succeed to all of the Company's rights and obligations under that certain Registration Agreement, dated as of January 10, 1990, between the Company and FMC, and that MGI and the Surviving Corporation will continue to perform after the Effective Time all obligations of the Company thereunder.

  Section 4.18 Executive Benefit Agreements. Pursuant to separate agreements (collectively, the "Severance Agreements") with B.J. Kennedy and D. L. Beckwith (the "Executives"), which agreements are attached hereto as Exhibits A and B respectively, the Company has undertaken certain contingent benefit obligations to provide post termination of employment medical insurance, life insurance and retirement benefits to the Executives in the event of the involuntary termination of their employment within a specified period following the Effective Time. Such contingent benefit obligations are obligations of the Company and not of FMC, and such contingent benefit obligations for retirement benefits are not to be duplicative of the deferred vested retirement benefits to which the Executives are entitled under the FMC Corporation Salaried Employees' Retirement Plan, but rather are to commence at the same times and be paid in the same forms of payment as the respective Executive's benefits under such plan are paid, and are to be offset for such benefits paid to the Executives under such plan or under any new retirement plan established by MGI. The Executives are not eligible for post retirement medical and life insurance benefits under the benefit plans of FMC. MGI and the Surviving Corporation shall be responsible for and shall assume, as of the Effective Time, any and all obligations, liabilities or payments under the Severance Agreements.

  Section 4.19 Option Agreement. For a period of three months commencing on the 18-month anniversary of the Effective Time, the Company shall irrevocably offer to sell to FMC an option to purchase, based on the formula set forth on
Schedule 4.19 hereto, up to 5,000,000 MGI common shares at a price of $15 1/8 per common share, which option shall expire on January 16, 2000 and shall be exercisable by FMC solely to satisfy certain obligations under the 6 3/4% Exchangeable Debentures due 2005 of FMC.

  Section 4.20 MGI Director Seat. MGI hereby agrees to nominate to the Board of Directors of MGI at any meeting of shareholders at which an election of directors is held, so long as at the time of any such nomination FMC has an economic interest in any of the instalment receipts issued to it pursuant to the Concurrent Offering, one representative designated by FMC who is reasonably acceptable to MGI.

                                   ARTICLE V

                   CONDITIONS TO CONSUMMATION OF THE MERGER

  Section 5.01 Conditions to Each Party's Obligation to Consummate the Merger. Subject to the right of any party hereto to waive any of the following conditions with respect to itself and not with respect to any other party, the respective obligations of FMC, MGI, MGCI, Mergeco and the Company to consummate the Merger and the transactions contemplated hereby are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

    (a) Stockholder Approval. If required by the DGCL, the stockholders of the Company and Mergeco shall have duly approved the transactions contemplated by this Agreement.

    (b) Injunctions, Illegality. No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator or any governmental or regulatory authority, agency or other entity (a "Governmental Entity") wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated hereby, (ii) cause any of the transactions contemplated hereby to be rescinded following consummation,
  (iii) cause any of FMC, the Company or MGI, or any of their officers or directors, to become liable for any material damages or (iv) affect adversely the right of the Surviving Corporation to own the former assets or to operate the former businesses of the Company (and no such injunction, judgment, order, decree, ruling or charge shall be in effect) and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger.

    (c) No Breach. There shall not have been a breach of any representation, warranty, covenant or agreement of the Company, MGI, MGCI, Mergeco or FMC set forth in this Agreement which, individually or in the aggregate, would have a material adverse effect on the Company.

    (d) Sale of MGI Common Stock by FMC. FMC shall have arranged, on terms and conditions satisfactory to it, the sale of all or a substantial portion of the common shares of MGI into which the Shares owned by it immediately prior to the Effective Time were converted (the "Concurrent Offering") and all of the conditions precedent to such Concurrent Offering (other than the occurrence of the Effective Time) shall have been satisfied.

    (e) Dissenting Shareholders. Not more than 5% of the outstanding Shares shall be Dissenting Shares.

    (f) Tax Sharing Agreement. As of the Effective Time, the Tax Sharing Agreement, dated as of April 1, 1994, as amended, by and among FMC, the Company, FMC Jerritt Canyon Corporation, FMC Minerals Corporation and FMC Paradise Peak Corporation, shall have been terminated and FMC, MGI and the Company shall have entered into a new Tax Sharing Agreement reasonably satisfactory to FMC.

    (g) Management Services Agreement. As of the Effective Time, the Management Services Agreement, dated as of May 2, 1987, as amended, by and between FMC and the Company, shall have been terminated and FMC, MGI and the Company shall have entered into a Transition Services Agreement reasonably satisfactory to FMC.

                                  ARTICLE VI

                            TERMINATION; AMENDMENT

  Section 6.01 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company, by action of FMC or the board of directors of the Company.

  Section 6.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders.

  Section 6.03 Amendment. This Agreement may be amended, modified or supplemented by written agreement of FMC and the Company at any time prior to the Effective Time, whether before or after the approval of this Agreement by the stockholders of the Company, but, after any such vote, no amendment, modification or supplement shall be made if the Board shall determine that such amendment, modification, supplement would have a material adverse effect on the rights of the holders of Shares without the further approval of such holders.

                                  ARTICLE VII

                                 MISCELLANEOUS

  Section 7.01 Non-Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive beyond the Effective Time. The covenants and other agreements contained herein shall survive in accordance with their respective terms.

  Section 7.02 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

  Section 7.03 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

  Section 7.04 Governing Law. The validity and enforceability of this Agreement shall be governed by and construed in accordance with the corporate law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof; provided, however, that all other questions concerning the construction and interpretation of this Agreement and the Schedules hereto shall be governed by the internal laws, and not the law of conflicts, of the State of Illinois.

  Section 7.05 Descriptive Headings. The descriptive headings and captions herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

  Section 7.06 Counterparts. This Agreement may be executed in two or more counterparts (including by means of telecopied signature pages), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  Section 7.07 Certain Definitions. As used in this Agreement:

    (a) the term "affiliate," as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

    (b) the term "Person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); and

    (c) the term "Subsidiary", "Subsidiaries" or "subsidiaries" means, with respect to FMC, MGI, Mergeco, the Company or any other person, any corporation, partnership, joint venture or other legal entity of which FMC, MGI, Mergeco, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

  Section 7.08 No Third Party Beneficiaries. The holders of Shares and their respective heirs, successors and administrators shall be third party beneficiaries of the provisions of Sections 4.03(f), 4.11, 4.12 and 4.14(h) and shall be entitled to enforce such provisions as fully and to the same extent as if they were parties to this Agreement. Except as provided in the immediately preceding sentence, nothing in this Agreement, express or implied, is intended to nor shall confer upon any Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person (other than as provided in the immediately preceding sentence) shall be deemed a third party beneficiary under or by reason of this Agreement.

                                   * * * * *

  In Witness Whereof, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

                                          FMC Corporation

                                             /s/ Larry D. Brady
                                          By: _________________________________
                                             Name: Larry D. Brady
                                             Title: President

                                          Meridian Gold Inc.

                                             /s/ Brian J. Kennedy
                                          By: _________________________________
                                             Name: Brian J. Kennedy
                                             Title: President

                                          Meridian Gold Canada Inc.

                                             /s/ Brian J. Kennedy
                                          By: _________________________________
                                             Name: Brian J. Kennedy
                                             Title: President

                                          Meridian Gold Company

                                             /s/ Brian J. Kennedy
                                          By: _________________________________
                                             Name: Brian J. Kennedy
                                             Title: President

                                          FMC Gold Company

                                             /s/ Brian J. Kennedy
                                          By: _________________________________
                                             Name: Brian J. Kennedy
                                             Title: President

                                                                      EXHIBIT A

                          KENNEDY SEVERANCE AGREEMENT
FMC GOLD COMPANY

200 East Randolph Drive
Chicago, Illinois 60601
312-861-6000

                                                                           LOGO

                    EXECUTIVE INCENTIVE AND SEVERANCE PLAN

  The following Plan is for Brian J. Kennedy, President and Chief Operating Officer of FMC Gold Company. This Plan is implemented in connection with the sale or Change-In-Control of FMC Gold Company. The terms and conditions follow:

  FMC Gold Company (the "Company") considers the continuation of its key management group to be essential to protecting and enhancing the best interests of the Company and its stockholders. The Company recognizes the uncertainty and questions which inevitably arise when a sale of the Company is contemplated and which could result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Accordingly, the Company has determined that appropriate steps should be taken to encourage the continued attention and dedication of members of the Company's management to their assigned duties without distraction during negotiations leading to a sale of the Company.

  To encourage you to remain in the employ of the Company, this Plan sets forth certain benefits, including severance, which the Company agrees will be provided to you under the circumstances described below. Terms and phrases capitalized and used as defined terms and phrases shall have the meaning set forth in paragraph 5 of this Plan.

  1. INCENTIVE PAYMENTS. As an incentive to encourage you to remain with the Company, the Company will make the following incentive payments to you provided that, as to each such payment, you have continued as an employee of the Company to and including the close of business on the date(s) listed below. Payment will be made within fifteen business days thereafter.

                                                                     AMOUNT OF
           DATE                                                     PAYMENT DUE
           ----                                                     -----------
      December 31, 1995............................................   $50,000
      March 31, 1996...............................................    50,000
      June 30, 1996................................................    50,000

  If there is a Change-In-Control before June 30, 1996, all payments shall accelerate and become due and payable as of the effective date of the Change-In-Control.

  2. COMPENSATION UPON TERMINATION. If, within 360 days following a Change-In-Control, there is an Involuntary Termination, the Company shall provide to you the following payments and benefits:

    a. Severance Payment. On or before the fifteenth business day following the effective date of an Involuntary Termination, the Company shall pay to you the sum of $350,000.

    b. Management Bonus. Provided that you remain in the employ of the Company through December 31, 1995, the Company will pay your management bonus in accordance with the provisions of the bonus plan and the customary procedures and timing. If there is a Change-In-Control on or before June 30, 1996, and provided that you remain in the employ of the Company to and including the effective date of such Change-In-Control, the Company will pay you a pro rata portion of your bonus for 1996 based on a 1.0 target. Such payment will be made on or before the fifteenth business day following the Change-In-Control.

    c. Medical, Dental and Life Insurance Benefits. The following benefits will be made available to you:

      (1) Medical and dental insurance until age 55 or until coverage is available through the plan of a new employer, whichever is earlier, for you and your eligible dependents. Such insurance will be provided at the same schedule of premiums (payable by you) as active employees of the Company.

      (2) At age 55, you will be eligible for retiree medical insurance as described in the summary plan description. This insurance will be provided to you and your eligible dependents at the same premium schedule (payable by you) in effect for retirees from the Company from time to time.

      (3) You may continue your existing Life Insurance coverage at the same premium schedule (payable by you) as active employees of the Company until the earlier of age 55 or until coverage is available through the plan of a new employer. At age 55, you will be eligible for participation in the Company's retiree life insurance program.

      (4) All other benefits will end on the effective date of an Involuntary Termination.

    d. Retirement. As an employee whose age and service at the effective date of an Involuntary Termination will equal or exceed 65, and who has a minimum of 10 years of service with the Company and/or FMC Corporation ("FMC") you will qualify at age 55 for an improved retirement reduction factor. This "rule of 65" benefit provides a 4% per year reduction factor from age 55 to 65, i.e., a 28% reduction. This compares to the normal 6% reduction factor from age 55 to 65, i.e., a 60% reduction. Neither the payment contemplated by paragraph 1, nor the payments contemplated in paragraph 2 shall be considered creditable earnings for purposes of the calculation of retirement benefits or for any other benefit program participation.

    e. Thrift Plan. Contributions to the FMC Thrift and Stock Purchase Plan (the "Plan") end with the final regular paycheck prior to the earlier of
  (i) a Change-In-Control and (ii) termination of your employment. You are fully vested in your contributions and in the matching contributions made by the Company and/or FMC. You may elect to defer receiving the account balance in accordance with the Plan provisions. Other options such as rollovers to IRA accounts or an acquiring company's 401K plan may also apply. Final determinations about all stock options will be communicated as soon as practicable.

    f. Vacation. Unused earned vacation for 1995 and accrued vacation for 1996 (or 1996 earned or accrued if applicable) will be paid with the final check following any termination of your employment with the Company.

    g. Outplacement Assistance. Professional executive outplacement services will be provided to you at the Company's expense in accordance with the Outplacement Service Agreement between the Company and Enterchange.

    h. Assistance in Sale of Home. The Company will provide marketing assistance should you decide to sell either your home in Reno, Nevada or your home in Modesto, California (but not both) within 12 months of an Involuntary Termination. In addition, the Company will pay all normal selling expenses including realtor fees not to exceed 6%. The total of these expenses shall not exceed $25,000 and will not include moving or storage expense.

    i. Company Automobile. Upon an Involuntary Termination, you will be given the right to purchase the automobile currently being leased for you at the price of its existing lease value as determined by the leasing company.

  3. WITHHOLDING OF TAXES. The Company may withhold from any benefits payable hereunder all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

  4. PRIOR AGREEMENTS. This Plan supersedes and replaces all prior discussions and agreements relating to the subject matter hereof.

  5. DEFINITIONS. As used in this Plan, the terms and phrases set forth below shall have the following meaning:

    a. "Cause". For purposes of this Plan, you will be considered to have been terminated for "Cause" only if you shall have:

      1. failed or refused to perform your duties and responsibilities to the Company to such an extent as to constitute gross neglect of duty;

      2. been convicted of a felony involving moral turpitude; or

      3. violated in any material way the Business Conduct Guidelines or Code of Ethics of FMC applicable to the Company.

    b. "Change-In-Control". The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange
  Act) of 50% or more of either (x) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities").

    c. "Company". Company means FMC Gold Company, a Delaware corporation and any successor corporation.

    d. "Involuntary Termination". An Involuntary Termination shall be deemed to occur if, within 360 days following a Change-In-Control, there is:

      (i) a termination by the Company of your employment with the Company without cause;

      (ii) a reduction in your total compensation (salary and target bonus) from your current annualized total compensation (salary and target bonus); or

      (iii) a mandatory relocation of your principal office to a location outside the Continental United States.

                                          /s/ Michael W. Murray
                                          -------------------------------------
                                          Michael W. Murray
                                          Vice President--Human Resources
                                          for
                                          FMC Corporation

                                                                      EXHIBIT B

                         BECKWITH SEVERANCE AGREEMENT

FMC GOLD COMPANY

200 East Randolph Drive
Chicago, Illinois 60601
312-861-6000
                                                                           LOGO

                    EXECUTIVE INCENTIVE AND SEVERANCE PLAN

  The following Plan is for Donald L. Beckwith, Vice President-Operations of FMC Gold Company. This Plan is implemented in connection with the sale or Change-In-Control of FMC Gold Company. The terms and conditions follow:

  FMC Gold Company (the "Company") considers the continuation of its key management group to be essential to protecting and enhancing the best interests of the Company and its stockholders. The Company recognizes the uncertainty and questions which inevitably arise when a sale of the Company is contemplated and which could result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Accordingly, the Company has determined that appropriate steps should be taken to encourage the continued attention and dedication of members of the Company's management to their assigned duties without distraction during negotiations leading to a sale of the Company.

  To encourage you to remain in the employ of the Company, this Plan sets forth certain benefits, including severance, which the Company agrees will be provided to you under the circumstances described below. Terms and phrases capitalized and used as defined terms and phrases shall have the meaning set forth in paragraph 5 of this Plan.

  1. INCENTIVE PAYMENTS. As an incentive to encourage you to remain with the Company, the Company will make the following incentive payments to you provided that, as to each such payment, you have continued as an employee of the Company to and including the close of business on the date(s) listed below. Payment will be made within fifteen business days thereafter.

                                                                     AMOUNT OF
           DATE                                                     PAYMENT DUE
           ----                                                     -----------
      December 31, 1995............................................   $35,000
      March 31, 1996...............................................    35,000
      June 30, 1996................................................    35,000

  If there is a Change-In-Control before June 30, 1996, all payments shall accelerate and become due and payable as of the effective date of the Change-In-Control.

  2. COMPENSATION UPON TERMINATION. If, within 360 days following a Change-In-Control, there is an Involuntary Termination, the Company shall provide to you the following payments and benefits:

    a. Severance Payment. On or before the fifteenth business day following the effective date of an Involuntary Termination, the Company shall pay to you the sum of $120,000.

    b. Management Bonus. Provided that you remain in the employ of the Company through December 31, 1995, the Company will pay your management bonus in accordance with the provisions of the bonus plan and the customary procedures and timing. If there is a Change-In-Control on or before June 30, 1996, and provided that you remain in the employ of the Company to and including the effective date of such Change-In-Control, the Company will pay you a pro rata portion of your bonus for 1996 based on a 1.0 target. Such payment will be made on or before the fifteenth business day following the Change-In-Control.

    c. Medical and Dental Benefits. The following benefits will be made available to you:

      (1) Medical and dental insurance will be continued by the Company for up to eighteen months following termination; or until other medical coverage is available through the plan of a new employer. Such coverage will be provided at the same schedule of premiums (and contribution by you) as active employees of the Company. COBRA requirements are met by this extended benefit. Therefore, no additional coverage will be provided.

      (2) All other benefits will end on the effective date of an Involuntary Termination.

    d. Retirement. As an employee whose age and service at the effective date of an Involuntary Termination will equal or exceed 65, and who has a minimum of 10 years of service with the Company and/or FMC Corporation ("FMC") you will qualify at age 55 for an improved retirement reduction factor. This "rule of 65" benefit provides a 4% per year reduction factor from age 55 to 62, i.e., a 28% reduction. This compares to the normal 6% reduction factor from age 55 to 65, i.e., a 60% reduction. Neither the payment contemplated by paragraph 1, nor the payments contemplated in paragraph 2 shall be considered creditable earnings for purposes of the calculation of retirement benefits or for any other benefit program participation.

    e. Thrift Plan. Contributions to the FMC Thrift and Stock Purchase Plan (the "Plan") end with the final regular paycheck prior to the earlier of
  (i) a Change-In-Control and (ii) termination of your employment. You are fully vested in your contributions and in the matching contributions made by the Company and/or FMC. You may elect to defer receiving the account balance in accordance with the Plan provisions. Other options such as rollovers to IRA accounts or an acquiring company's 401K plan may also apply. Final determinations about all stock options will be communicated as soon as practicable.

    f. Vacation. Unused earned vacation for 1995 and accrued vacation for 1996 (or 1996 earned or accrued, if applicable) will be paid with the final check following any termination of your employment with the Company.

    g. Outplacement Assistance. Professional executive outplacement services will be provided to you at the Company's expense in accordance with the Outplacement Service Agreement between the Company and Enterchange.

  3. WITHHOLDING OF TAXES. The Company may withhold from any benefits payable hereunder all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

  4. PRIOR AGREEMENTS. This Plan supersedes and replaces all prior discussions and agreements relating to the subject matter hereof.

  5. DEFINITIONS. As used in this Plan, the terms and phrases set forth below shall have the following meaning:

    a. "Cause". For purposes of this Plan, you will be considered to have been terminated for "Cause" only if you shall have:

      1. failed or refused to perform your duties and responsibilities to the Company to such an extent as to constitute gross neglect of duty;

      2. been convicted of a felony involving moral turpitude; or

      3. violated in any material way the Business Conduct Guidelines or Code of Ethics of FMC applicable to the Company.

    b. "Change-In-Control". The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange
  Act) of 50% or more of either (x) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities").

    c. "Company". Company means FMC Gold Company, a Delaware corporation and any successor corporation.

    d. "Involuntary Termination". An Involuntary Termination shall be deemed to occur if, within 360 days following a Change-In-Control, there is:

      (i) a termination by the Company of your employment with the Company without Cause;

      (ii) a reduction in your total compensation (salary and target bonus) from your current annualized total compensation (salary and target bonus); or

      (iii) a mandatory relocation of your principal office to a location outside the Continental United States.

                                          Michael W. Murray
                                          -------------------------------------
                                          Michael W. Murray
                                          Vice President-Human Resources for
                                          FMC Corporation

                                                                   SCHEDULE 2.02

                                 CAPITALIZATION

  1. Total Outstanding Options:

     . Options at $4.25--65,200
       B.J. Kennedy: 64,600 Shares
       R.C. Lorson: 600 Shares

     . Options at $10.625--113,600
       B.J. Kennedy: 45,200 Shares
       D.L. Beckwith: 29,000 Shares
       R.T. Bozzuto: 13,500 Shares
       D.C. McHarness: 12,400 Shares
       R.R. Wheatley: 13,500 Shares

                                                                  SCHEDULE 4.02

                         EMPLOYEE BENEFIT ARRANGEMENTS

  (a) Employees of the Company and its Subsidiaries participate in the FMC Corporation Salaried Employees' Retirement Plan (the "Retirement Plan") and the FMC Thrift and Stock Purchase Plan (the "Thrift Plan"), which plans are maintained by FMC. Employees of the Company and its Subsidiaries will cease active participation in the Retirement Plan and Thrift Plan on and after the Effective Time.

  Employees of the Company and its Subsidiaries will be entitled to benefits under the Thrift Plan in accordance with its terms and FMC shall, at no charge to MGI or the Surviving Corporation, process the distribution of such benefits and shall provide such employees with the necessary administrative support and documentation to permit the employees the normal options under the Thrift Plan available to terminating employees with equal standing; provided, however, that all such employees shall be treated as fully vested.

  The liabilities for accrued benefits under the Retirement Plan (excluding any annuitized liabilities except to the extent that the insurance company that has issued the purchased annuities to the Retirement Plan permits the transfer of such annuities) relating to employees of the Company and its Subsidiaries who remain employees of the Surviving Corporation at the time of transfer of such liabilities as described below ("Schedule 4.02(a) Employees"), and plan assets related to such liabilities (with purchased annuities being transferred with respect to any transferred annuitized liabilities and with such transfer of purchased annuities being considered a transfer of assets with a fair market value equal to such transferred annuitized liabilities), will be transferred from the Retirement Plan to a replacement pension plan established by MGI or the Surviving Corporation in accordance with the following, and the Retirement Plan will be amended, where required, to so provide.

  MGI or the Surviving Corporation will establish, within 90 days after the Effective Time, a defined benefit pension plan and fund (the "New Retirement Plan") to cover on and after the Effective Time the Schedule 4.02(a) Employees previously covered under the Retirement Plan and will promptly give FMC notice of the establishment of such plan. The New Retirement Plan shall provide for the receipt and subsequent payment of the benefits to such employees accrued up to the Effective Time under the Retirement Plan (excluding any annuitized liabilities except to the extent that the insurance company that has issued the purchased annuities to the Retirement Plan permits the transfer of such annuities). FMC shall cause to be transferred to the New Retirement Plan the liabilities for Retirement Plan benefits of Schedule 4.02(a) Employees accrued up to the Effective Time (excluding any annuitized liabilities except to the extent that the insurance company that has issued the purchased annuities to the Retirement Plan permits the transfer of such annuities) (the "Liabilities"), together with assets with a fair market value equal to such Liabilities (with purchased annuities being transferred with respect to any transferred annuitized liabilities and with such transfer of purchased annuities being considered a transfer of assets with a fair market value equal to such transferred annuitized liabilities) (the "Transfer Amount"). FMC will cause the Retirement Plan's actuary, Hewitt Associates LLC, to determine such Liabilities and to determine the Transfer Amount on the basis of the actuarial methods and assumptions set forth in (c) below. As soon as reasonably practicable after the latest of the establishment of the New Retirement Plan, the expiration of the 30-day period following the filing of any required IRS Forms 5310A with the Internal Revenue Service (which forms shall be filed by MGI or the Surviving Corporation and FMC no later than 30 days after FMC receives notice of the establishment of the New Retirement Plan) and certification by the Surviving Corporation of the employees of the Company who are Schedule 4.02(a) Employees, FMC shall cause the trustee of the assets of the Retirement Plan to transfer the Transfer Amount, in cash or cash equivalents (or annuities in the case of the transfer of any annuitized liabilities) to the New Retirement Plan, adjusted as follows. The Transfer Amount will be increased by interest thereon at a rate of 7.00 percent per annum for the period commencing on the Effective Time and ending on the day immediately preceding the actual date of transfer, and such amount will be reduced by an amount equal to the sum of the aggregate benefit payments to
Schedule 4.02(a) Employees and their beneficiaries under the Retirement Plan after the Effective Time with interest on each such benefit payment at the rate of 7.00 percent per annum for the period commencing on the date each such benefit payment is made and ending on the day immediately preceding the actual date of transfer to the New Retirement Plan.

  (b) Employees of the Company and its Subsidiaries participate in, and are entitled to future benefits which have accrued under, certain welfare benefit plans, non-qualified retirement plans and deferred compensation arrangements, including certain benefits under an employee health benefit plan, retiree medical benefit plan, retiree life insurance plan, excess benefit retirement plan, excess benefit thrift plan and deferred compensation arrangements (referred to herein collectively as the "Welfare and Non-Qualified Plans"). MGI or the Surviving Corporation will assume such liabilities for future benefits which have accrued under the Welfare and Non-Qualified Plans and will establish such replacement welfare and non-qualified plans as are determined by MGI to be appropriate for similarly situated companies. These replacement plans will assume the liability being assumed by MGI or the Surviving Corporation for the future benefits of Schedule 4.02(a) Employees under the Welfare and Non-Qualified Plans (the "Assumed Welfare Liability") and will cover such Schedule 4.02(a) Employees on and after the Effective Time with respect to future benefits offered to Schedule 4.02(a) Employees under the terms of the replacement plans. No assets of FMC or of any benefit plan maintained by FMC shall be transferred to such replacement plans established by MGI or the Surviving Corporation. However, based on the calculations made in the FMC reconciliation chart (with footnotes) heretofore agreed to by FMC and the Company, (i) at the Effective Time FMC shall pay an amount to the Surviving Corporation in respect of the net insurance and benefits reconciliation position identified therein, and (ii) as soon as is practicable after the Effective Time FMC shall pay to the Surviving Corporation in respect of the Assumed Welfare Liability an amount adjusted as of the Effective Time. Such amount shall be adjusted as of the Effective Time to equal the updated estimated future costs to be transferred to MGI or the Surviving Corporation in accordance with the same methodology and assumptions used to determine the estimated future costs to be transferred that are reflected in such reconciliation chart.

  (c) The actuarial methods and assumptions to be used for purposes of determining the Liabilities and Transfer Amount include an interest assumption of 5.75 percent per annum, mortality assumptions in accordance with the 1983 Group Annuity Mortality Table and a retirement age assumption of age 61 years (or the employee's current age if the employee is over age 61 years).

                                                                   SCHEDULE 4.07

                                 FMC GUARANTEES

1. Letters of Credit:

      . LaSalle Bank       USDA-USFS         $972,186       Austin
      . NationsBank        USFS              $2,500,000     Beartrack
      . Bank of America    USDA-USFS         $3,000,000     Beartrack
      . Bank of America    CA Regional       $3,302,000     Royal Mountain King
                           Water Quality
                           Control

2. Surety Bonds:

                                                        BOND
       BOND #     OBLIGEE          BOND TYPE           AMOUNT        COMPANY
       ------     -------          ---------           ------        -------
      . 98102     USA        Bond for Mineral        $15,000.00   American Home
                             Claimants
      . 092286    State of   Hard Rock                60,000.00   ICSOP
                  Montana    Reclamation Bond
      . 092161    USA        Bond for Mineral         10,000.00   ICSOP
                             Claimants
      . 98112     State of   Statewide Prospecting    25,000.00   American Home
                  Colorado   Bond
      . 090271    USA        Reclamation              55,000.00   ICSOP
                             Performance Bond
      . 092237    State of   Montana Bond for          1,000.00   SAFECO
                  Montana    Mining Lease
      . 092355    USA        Surface Management       50,000.00   ICSOP
                             Surety Bond
      . 092251    USA        Reclamation              50,000.00   ICSOP
                             Performance Bond
      . 5534139   USA        Reclamation              60,000.00   SAFECO
                             Performance Bond

                                                                   SCHEDULE 4.19

                                 OPTION FORMULA

  Pursuant to Section 4.19, FMC will have the right to purchase up to 5,000,000 common shares of MGI at a price determined using Wood Gundy's 250-step binomial model then in use. Such binomial model will have the following inputs:

 Volatility:          Shall be the historical volatility of MGI common shares
                      on The Toronto Stock Exchange for the period commencing
                      upon the consummation of the Concurrent Offering and
                      ending at the date and time of valuation.
 Risk Free Rate:      Shall be the U.S. overnight rate swapped to the
                      appropriate term (the maturity).
 Stock Price:         Shall be the price of an MGI common share on The Toronto
                      Stock Exchange in effect at the date and time of
                      valuation.
 Dividend Yield:      Shall be the actual dividend yield for MGI common shares
                      calculated over the preceding one-year period.
 Strike Price of
  the Option:         $15 1/8.
 Style of the Option: American.